EXHIBIT 99.1

CONSULTANT AGREEMENT

Consultant Agreement, made as of August 31, 2009 between Hero Capital Profits Limited (the “Corporation”), and Aegis Capital Corp., a corporation with an address at 810 7th Avenue, 11th Floor, New York, New York 10019 (the “Consultant”).

Whereas, the Corporation wishes to assure itself of the services of the Consultant for the period provided in this Agreement, and the Consultant is willing to provide its services to the Corporation on a non-exclusive basis for the period under the terms and conditions hereinafter provided.

Now, Therefore, Witnesseth, that for and in consideration of the premises and of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1.	Engagement

Unless terminated earlier as hereinafter provided, the Corporation agrees to and does hereby engage the Consultant, and the Consultant agrees to provide such consulting services and advise pertaining to the Corporation’s planned reverse merger as the Corporation may from time to time reasonably request, for  the period commencing on August 31, 2009 and ending on September 30th, 2009.  The period during which Consultant shall serve in such capacity shall be deemed the “Engagement Period” and shall hereinafter be referred to as such.

2.	Services

The Consultant shall render to the Corporation the consulting services described below, with respect to which the Consultant shall apply its best efforts and devote such time as shall be reasonably necessary to perform its duties hereunder, it being understood that Consultant shall perform such services without any direct supervision by the Corporation and at such time and place and in such manner (whether by conference, telephone, letter or otherwise) as the Consultant may determine. Consultant’s duties may include but will not necessarily be limited to, providing recommendations concerning the following matters:
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(i)               Capitalization of the Corporation;

(ii)             The Corporation’s corporate structure;

(iii)           Corporate governance.

(iv)            Redistribution of shareholdings of the Corporation’s stock;

(v)             Alternative uses of corporate assets;

(vi)            Structure and use of debt;

(vii)          Strategic plan of the Corporation; and

(viii)        Meetings with and presentations to institutional and professional individual investors

For the avoidance of doubt, this Agreement shall not cover any services rendered in connection with mergers and acquisition and financing transactions, which matters shall be covered by a separate agreement between the parties; and Consultant acknowledges and agrees that the services provided hereunder specifically exclude all market making and broker-dealer activities and services.

3.	Compensation

a.	For the services and duties to be rendered and performed by the Consultant during the Engagement Period and in consideration of the Consultant’s having entered into this agreement, the Corporation agrees to issue to the Consultant a non refundable fee of 400,000 legend free post merger shares.
b.	Aegis will instruct the company to issue the shares to affiliates of Aegis and or
Aegis. The shares will be freely assignable to any person or entity designated by Aegis.

4.           Liability of Consultant

The Corporation acknowledges that all opinions and advice (written or oral) given by Consultant to the Corporation in connection with Consultant’s engagement are intended solely for the benefit and use of the Corporation in considering the transaction to which they relate, and the Corporation agrees that no person or entity other than the Corporation shall be entitled to make use of or rely upon the advice of Consultant to be given hereunder, and no such opinion or advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor may the Corporation make any public references to Consultant, or use Consultant’s name in any annual reports or any other reports or releases of the Corporation without Consultant’s prior written consent.

5.           Consultant’s Services to Others

The Corporation acknowledges that Consultant or its affiliates provides services and consulting advice to others.  Nothing herein contained shall be construed to limit or restrict Consultant in conducting such business with respect to others, or in rendering such advice to others.

6.           Corporation Information

a.           The Corporation recognizes and confirms that, in advising the Corporation and in fulfilling it engagement hereunder, Consultant will use and rely on data, material and other information furnished to Consultant by the Corporation.  The Corporation acknowledges and agrees that in performing its services under this engagement, Consultant may rely upon the data, material and other information supplied by the Corporation without independently verifying the accuracy, completeness or veracity of same.  The Corporation agrees to notify Consultant in writing via overnight courier, facsimile or e-mail of any material event and/or change within twenty-four hours of its occurrence.

b.           Except as contemplated by the terms hereof or as required by applicable law, Consultant shall keep confidential all material non-public information provided to it by the Corporation, and shall not disclose such information to any third party, other than such of its employees and advisors as Consultant determines to have a need to know (provided that such employees and advisors agree to be bound by the provisions of this paragraph).

7.           Consultant an Independent Contractor

Consultant shall perform its services hereunder as an independent contractor and not as an employee of the Corporation or an affiliate thereof.  It is expressly understood and agreed to by the parties hereto that Consultant shall have no authority to act for, represent or bind the Corporation or any affiliate thereof in any manner, except as may be agreed to expressly by the Corporation in writing from time to time.

8.           Representations and Warranties

Consultant represents and warrants that neither Consultant nor any of Consultant’s partners, employees or agents is under any pre-existing obligation in conflict or in any way inconsistent with the provisions of this Agreement.  Consultant warrants that Consultant has the right to disclose or use all ideas, processes, techniques and other information, if any, which Consultant has gained from third parties, and which Consultant discloses to the Corporation in the course of performance of this Agreement, without liability to such third parties.  Consultant represents and warrants that Consultant has not granted any rights or licenses to any intellectual property or technology that would conflict with Consultant’s obligations under this Agreement.  Consultant will not knowingly infringe upon any copyright, patent, trade secret or other property right of any former client, employer or third party in the performance of the Services required by this Agreement.

    Consultant represents and warrants that it is a corporation duly incorporated, validly existing and in good standing under the laws of New York.  Consultant has all requisite power and authority to own its properties and conduct its business as currently conducted and to enter into and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Consultant.  This Agreement has been duly executed and delivered by Consultant and constitutes the valid and duly binding obligation of Consultant enforceable in accordance with its terms.  Consultant does not need the consent of any third party or approval or authorization of any governmental authority in order for Consultant to enter into and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement by Consultant do not and will not constitute a violation by Consultant of any law or regulation applicable to Consultant, including any applicable securities laws and the rules and regulations promulgated by FINRA.

9.           Indemnification

Consultant will indemnify and hold the Corporation, its officers, directors, employees and other agents, harmless from and against any and all claims, damages and liability, including costs, expenses and reasonable attorneys’ fees, made or presented against or suffered by the Corporation, its officers, directors, employees and other agents, as a result of (i) the failure of Consultant to complete the services described herein in a satisfactory manner; (ii) the negligence or wrongful act of Consultant relating to Consultant’s performance of such services under this Agreement;  (iii) Consultant’s breach of any term or provision under this Agreement; and (iv) Consultant’s noncompliance with any applicable law, rule, or regulation, including any applicable securities laws and the rules and regulations promulgated by FINRA.

10.           Termination

During the Engagement Period, if Consultant fails, refuses or is unable to provide services required by this Agreement, the Engagement Period will terminate one (1) year from the execution of this Agreement, upon thirty (30) days notice by the Corporation.

11.           Miscellaneous:

a. This Agreement between the Corporation and Consultant constitutes the entire agreement and understanding of the parties hereto, and supersedes any and all previous agreements and understandings, whether oral or written, between the parties with respect to the matters set forth herein.

b. Any notice or communication permitted or required hereunder shall be in writing and shall be deemed sufficiently given if hand-delivered or sent (i) postage prepaid by registered mail, return receipt requested, or (ii) by facsimile, to the respective parties as set forth below, or to such other address as either party may notify the other in writing.

If to the Corporation, to:                  Hero Capital Profits Limited
Unit 1005, 10/F Tower B
Hunghom Commercial Centre
37 Ma Tau Wai Road, Hunghom
Kowloon, Hong Kong
Attention:  Eddie Cheung

If to Consultant, to:                           Aegis Capital Group
                                                            810 7th Avenue, 11th Floor
                                                            New York, NY 10019
Attention:  Randy B. Fields

c. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors, legal representatives and assigns.

d. This Agreement may be executed in any number of counterparts, each of whom together shall constitute one and the same original document.

e. No provision of this Agreement may be amended, modified or waived, except in a writing signed by all of the parties hereto.

f. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to conflict of law principles.  The parties hereby agree that any dispute which may arise between them arising out of or in connection with this
Agreement shall be adjudicated before a court located in New York, and they hereby submit to the exclusive jurisdiction of the courts of the State of New York with respect to any action or legal proceeding commenced by any party, and irrevocably waive any objection they now or hereafter may have respecting the venue of any such action or proceeding brought in such a court or respecting the fact that such court is an inconvenient forum, relating to or arising out of this Agreement, and consent to the service of process in any such action or legal proceeding by means of registered or certified mail, return receipt requested, in care of the address set forth in Paragraph 11(b) hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the date first above written.

CONSULTANT

Aegis Capital Corp.

By:         /s/Randy B. Fields
                                                                                          Name: Randy B. Fields
Title: Managing Director

CORPORATION

Hero Capital Profits Limited

By:         /s/ Eddie Cheung
                                                                                          Name: Eddie Cheung
Title:   President